Exhibit 99.5

Unaudited Pro Forma Combined Condensed Financial Information

Introduction

On April 1, 2011, CenturyLink, Inc. (“CenturyLink”) acquired Qwest Communications International Inc. (“Qwest”) in a stock-for-stock transaction.  Under the terms of the merger agreement, Qwest stockholders received 0.1664 shares of CenturyLink common stock for each share of Qwest common stock owned at closing.  The aggregate consideration approximated $12.282 billion, based on (i) the number of CenturyLink common shares issued to consummate the merger (294 million), (ii) the closing stock price of CenturyLink common stock as of March 31, 2011 ($41.55), (iii) the pre-combination portion of Qwest’s share-based compensation awards assumed by CenturyLink ($61 million) and (iv) cash paid in lieu of the issuance of fractional shares ($5 million).

The following unaudited pro forma combined condensed financial information combines the historical consolidated financial statements of CenturyLink and Qwest as if the merger had previously occurred on the dates specified below.

As a result of the merger, CenturyLink shareholders owned approximately 51% and the former Qwest stockholders owned approximately 49% of the CenturyLink common shares outstanding immediately after consummation of the merger.  After consideration of all applicable factors pursuant to the business combination accounting rules, the parties considered CenturyLink to be the “accounting acquirer” for purposes of the preparation of the pro forma financial information included below because CenturyLink issued its common stock to acquire Qwest (at a premium), the board of directors of the combined company will be composed principally of former CenturyLink directors and the executive management team of the combined company will be led by current CenturyLink executives, including, but not limited to, its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

The results of operations of Qwest will be included in CenturyLink’s consolidated financial statements beginning April 1, 2011.

Pro forma information

The following unaudited pro forma combined condensed balance sheet as of December 31, 2010 and the unaudited pro forma combined condensed statement of income for the year ended December 31, 2010 are based on (i) the historical consolidated results of operations and financial condition of CenturyLink and its subsidiaries; and (ii) the historical consolidated results of operations and financial condition of Qwest and its subsidiaries.  Such pro forma information also reflects certain effects of CenturyLink’s acquisition of Qwest, as further described below.

The pro forma financial information reflects an aggregate consideration of approximately $12.282 billion for the Qwest acquisition, as calculated below (in millions, except the exchange ratio and price per share):

Number of Qwest common shares outstanding as of March 31, 2011	1,767.6
Multiplied by exchange ratio per merger agreement	0.1664
Number of CenturyLink shares subject to issuance	294.1	*
Multiplied by price of CenturyLink common stock**	$41.55
Aggregate consideration before consideration of share-based compensation awards	$12,221.2
Portion of assumed share-based compensation awards attributable to the pre-combination period	$61.0
Aggregate consideration	$12,282.2
_______________
*  Of these 294.1 million shares, approximately 294.0 million shares of CenturyLink common stock were issued in connection with the merger, and the remainder will be, in lieu of the issuance of fractional shares, paid in cash based upon the $41.55 stock price.

** Price determined based on the closing price of CenturyLink’s common stock on March 31, 2011.

Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Combined Condensed Financial Information, which are referred to herein as the Notes.

The pro forma financial information related to the Qwest acquisition was prepared using the acquisition method of accounting and is based on the assumption that the acquisition of Qwest took place as of December 31, 2010 for purposes of the pro forma balance sheet and as of January 1, 2010 for purposes of the pro forma statement of income.  In accordance with the acquisition method of accounting, the actual consolidated financial statements of CenturyLink will reflect the Qwest acquisition only from and after the date of acquisition.  CenturyLink has not yet undertaken any detailed analysis of the fair value of Qwest’s assets and liabilities, and is not expected to complete this analysis until up to one year after the merger’s closing date.  The final fair value assignments could differ materially from the preliminary assignments reflected herein and result in our actual results differing materially from those presented in the pro forma statement of income.  See the Notes below for additional information.

For purposes of the pro forma information, adjustments for estimated transaction costs (primarily investment banker advisory fees and legal fees) and integration costs for the Qwest acquisition have been excluded.  The combined company will incur integration costs related to system and customer conversions (including hardware and software costs), branding initiatives, and certain employee-related severance costs.  The specific details of these integration plans will continue to be refined over the next couple of years and the related costs could vary significantly from the estimates provided herein. Based on current plans and information, CenturyLink estimates that it will incur approximately $800 million to $1.0 billion of non-recurring operating expenses associated with transaction and integration costs and approximately $200 million of non-recurring capital costs associated with integration activities.

In addition, all remaining integration costs associated with our July 1, 2009 acquisition of Embarq Corporation (“Embarq”) have been excluded. Based on current plans and information, we estimate that we will incur approximately $80-90 million of operating expenses subsequent to December 31, 2010 related to the remaining Embarq integration activities.

The unaudited pro forma combined condensed financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the Qwest acquisition, including but not limited to those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

The pro forma information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission.  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if such transaction had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future operating results or financial position.

Both CenturyLink’s and Qwest’s results of operations for the year ended December 31, 2010 were impacted by various one-time charges which are described in more detail in their respective Annual Reports on Form 10-K for the year ended December 31, 2010.  You are urged to read the pro forma information below together with CenturyLink’s and Qwest’s publicly-available historical consolidated financial statements and accompanying notes.

CENTURYLINK, INC.
PRO FORMA COMBINED CONDENSED BALANCE SHEET
DECEMBER 31, 2010
(UNAUDITED)

	CenturyLink	Qwest	Pro forma adjustments		Pro forma combined
In millions
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$173	372	-		545
Accounts receivable	713	1,264	-		1,977
Other current assets	257	586	(100)	(A)	743
Total current assets	1,143	2,222	(100)		3,265

NET PROPERTY, PLANT AND EQUIPMENT	8,754	11,794	-		20,548

GOODWILL AND OTHER ASSETS
Goodwill	10,261	-	12,740	(B)	23,001
Other	1,880	3,204	719	(C)	5,803
Total goodwill and other assets	12,141	3,204	13,459		28,804

TOTAL ASSETS	$22,038	17,220	13,359		52,617

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Current maturities of long-term debt	$12	1,089	-		1,101
Accounts payable	300	801	-		1,101
Accrued expenses and other liabilities	699	1,981	(140)	(D)	2,540
Total current liabilities	1,011	3,871	(140)		4,742

LONG-TERM DEBT	7,316	10,858	901	(E)	19,075

DEFERRED CREDITS AND OTHER LIABILITIES	4,064	4,146	(1,339)	(F)	6,871

SHAREHOLDERS' EQUITY
Common stock	305	18	276	(G)	599
Paid-in capital	6,175	42,285	(30,297)	(G)	18,163
Accumulated other comprehensive loss, net of tax	(141)	(376)	376	(G)	(141)
Retained earnings (deficit)	3,302	(43,425)	43,425	(G)	3,302
Noncontrolling interests	6	-	-		6
Treasury stock	-	(157)	157	(G)	-
Total shareholders’ equity (deficit)	9,647	(1,655)	13,937		21,929

TOTAL LIABILITIES AND EQUITY	$22,038	17,220	13,359		52,617

See accompanying notes to unaudited pro forma combined condensed financial information.

CENTURYLINK, INC.
PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
TWELVE MONTHS ENDED DECEMBER 31, 2010
(UNAUDITED)

	CenturyLink	Qwest	Pro forma adjustments		Pro forma combined
In millions, except per share amounts

OPERATING REVENUES	$7,042	11,730	(219)	(H)	18,553

OPERATING EXPENSES
Cost of services and products	2,410	3,804	(182)	(H)	6,032
Selling, general and administrative	1,138	3,725	(49)	(I)	4,814
Depreciation and amortization	1,434	2,200	400	(J)	4,034
	4,982	9,729	169		14,880

OPERATING INCOME	2,060	2,001	(388)		3,673

OTHER INCOME (EXPENSE)
Interest expense	(557)	(1,039)	287	(K)	(1,309)
Other income (expense)	28	(512)	-		(484)
Income tax expense	(583)	(505)	38	(L)	(1,050)

NET INCOME (LOSS)	$948	(55)	(63)		830

BASIC EARNINGS (LOSS) PER COMMON SHARE	$3.13	(0.03)			1.40
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$3.13	(0.03)			1.40

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	300.6	1,726.1	(1,438.9)	(M)	587.8
Diluted	301.3	1,726.1	(1,438.9)	(M)	588.5

See accompanying notes to unaudited pro forma combined condensed financial information.

Notes to Unaudited Pro Forma Combined Condensed Financial Information

(1)	Basis of Preliminary Purchase Price Allocation

The following preliminary allocation of the Qwest purchase price is based on CenturyLink’s preliminary estimates of the fair value of the tangible and intangible assets and liabilities of Qwest.  The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of April 1, 2011, the consummation date of the acquisition, and is expected to be completed within one year after the closing date.  The final determination of the purchase price allocation may be significantly different than the preliminary estimates used in these pro forma financial statements.

The estimated purchase price of Qwest (as calculated in the manner described above) is allocated to the assets to be acquired and liabilities to be assumed based on the following preliminary basis (amounts in millions):

Total estimated purchase price	$12,282

Cash, accounts receivable and other current assets	$2,122
Property, plant and equipment	11,794
Intangible identifiable assets
Customer relationships	2,200
Other	400
Other non-current assets	1,323
Current liabilities, excluding the current portion of long-term debt	(2,642)
Current portion of long-term debt	(1,089)
Long-term debt	(11,759)
Deferred credits and other liabilities	(2,807)
Goodwill	12,740

Total estimated purchase price	$12,282

(2)	Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed financial information.  These adjustments give effect to pro forma events that are (i) directly attributable to the Qwest merger, (ii) factually supportable and (iii) with respect to the statement of income, expected to have a continuing impact on the combined company.  All adjustments are based on current assumptions and are subject to change upon completion of the final purchase price allocation based on the tangible and intangible assets and liabilities acquired from Qwest at the merger closing date.

Balance Sheet Adjustments

(A)	To eliminate existing current deferred costs of Qwest associated with installation activities that will likely be assigned no value in the purchase price allocation process.

(B)	To reflect the establishment of goodwill of $12.740 billion estimated as a result of the preliminary purchase price allocation described in Note (1).

(C)
To reflect the preliminary fair values of the identifiable intangible assets of Qwest which were estimated by CenturyLink’s management based on the fair values assigned to similar assets in the recently completed Embarq acquisition.  The estimated useful life of the customer relationship asset was assumed to be 10 years.  The other intangible assets are considered indefinite life intangible assets and thus have no associated amortization expense for purposes hereof.  This adjustment also includes (i) a reclassification of Qwest’s existing noncurrent deferred tax asset to partially offset CenturyLink’s existing noncurrent deferred tax liability; (ii) the elimination of existing deferred costs of Qwest associated with installation activities that will likely be assigned no value in the purchase price allocation process and (iii) the elimination of existing deferred debt issuance costs of Qwest.  This pro forma adjustment is composed of the following (in millions):

Increase
(decrease)
to assets
Establish customer relationship asset	$2,200
Establish other intangible assets	400
Reclassify noncurrent deferred tax asset to deferred credits and other liabilities	(1,686)
Elimination of deferred costs associated with installation activities	(100)
Elimination of debt issuance costs	(95)
Net pro forma adjustment	$719

(D)	To eliminate existing deferred revenues of Qwest associated with installation activities and capacity leases that will likely be assigned little or no value in the purchase price allocation process.

(E)
To adjust the carrying value of Qwest’s long-term debt to its estimated fair value as of December 31, 2010.  Fair value was estimated based on quoted market prices where available or, if not available, based on discounted future cash flows using current market interest rates.

(F)
To (i) reclassify Qwest’s existing noncurrent deferred tax asset to partially offset CenturyLink’s existing noncurrent deferred tax liability; (ii) eliminate existing deferred revenue of Qwest associated with installation activities and capacity leases that will likely be assigned little or no value in the purchase price allocation process and (iii) reflect the estimated net deferred tax liability established for the tax effects of recognizing the preliminary purchase price allocation reflected herein (calculated at an estimated effective tax rate of 38.0%).  This net pro forma adjustment is composed of the following (in millions):

Increase
(decrease)
to liabilities
Reclassify noncurrent deferred tax asset	$(1,686)
Elimination of existing deferred revenue of Qwest	(387)
Reflect deferred tax liability (asset) associated with:
Customer relationship and other intangible assets	988
Long-term debt	(342)
Elimination of deferred revenue associated with capacity leases	124
Elimination of deferred debt issuance costs	(36)
Net pro forma adjustment	$(1,339)

(G)
To reflect the elimination of Qwest’s stockholders’ equity balances as of December 31, 2010 and to reflect the issuance of approximately 294 million shares of CenturyLink common stock (valued at $12.282 billion for purposes of this pro forma information) as consideration delivered to acquire Qwest.

Income Statement Adjustments

Pro forma income statement adjustments include the following:

(H)
To reflect the elimination of (i) operating revenues and operating expenses recognized by Qwest associated with existing deferred revenues and costs from installation activities and capacity leases that will likely be assigned little or no value in the purchase price allocation process ($149 million of operating revenues and $112 million of operating expenses) and (ii) operating revenues and operating expenses from pre-existing relationships between CenturyLink and Qwest that will be subject to elimination after the merger ($70 million of operating revenues and operating expenses).

(I)
To reflect a reduction of pension and postretirement benefit expense due to eliminating the amortization of previously unrecognized prior service costs and net actuarial losses recognized by Qwest in 2010.  Such unrecognized items will be eliminated in the purchase price allocation process.

(J)
To reflect amortization expense associated with the Qwest customer relationship asset estimated in Item (C) above assuming an estimated useful life of 10 years utilizing an accelerated (sum-of-the-years digits) amortization method (which corresponds to an increase in depreciation and amortization of $400 million for the year ended December 31, 2010).

(K)
To reflect a reduction in interest expense from the accretion of the purchase accounting adjustment associated with reflecting Qwest’s long-term debt based on its estimated fair value pursuant to the adjustment described in Item (E) above.

(L)	To reflect the tax effects of Items (H), (I), (J) and (K) using an estimated effective income tax rate of 38.0%.

(M)
To reflect (i) the elimination of Qwest’s basic and diluted common shares outstanding, net of (ii) the assumed issuance of basic and diluted common shares as a result of the Qwest transaction calculated by multiplying Qwest’s basic and diluted common shares outstanding by the 0.1664 exchange ratio.

For purposes of preparing these pro forma financial statements, the fair value of Qwest’s property, plant and equipment was estimated to approximate its carrying value on the date of acquisition. To the extent that the final purchase price allocation causes CenturyLink’s depreciation and amortization expense to differ from that presented in the accompanying pro forma statement of income information, annual earnings per common share will be affected by $.01 per share for every $9 million difference in annual depreciation and amortization expense.  Thus, for example, if CenturyLink ultimately allocates an additional $1.179 billion of the aggregate purchase price to property, plant and equipment (representing a 10% increase in the amount that has been preliminarily allocated to such assets as described above), the annual depreciation and amortization would increase by approximately $177 million (assuming a composite annual depreciation rate of 15%) and the annual earnings per share would decrease by $.19 per share for 2010 from the amounts presented in the accompanying pro forma information.  In contrast, a 10% reduction in the amount that has been preliminarily allocated to property, plant and equipment would decrease depreciation and amortization by $177 million (assuming a composite annual depreciation rate of 15%) and increase annual earnings per share by $.19 per share for 2010 from the amounts presented herein.

In calculating basic and diluted earnings per common share on a pro forma combined basis for the year ended December 31, 2010, $8.525 million (which represents the earnings applicable to unvested restricted stock grants on such date) was subtracted from net income prior to dividing such figure by average basic and diluted common shares outstanding.